Exhibit 10.28

SECOND AMENDMENT

TO

THE TRAVELERS BENEFIT EQUALIZATION PLAN

(As Amended and Restated Effective as of January 1, 2009)

The Travelers Benefit Equalization Plan (As Amended and Restated Effective as of January 1, 2009) is amended effective January 1, 2012 as follows:

I.

The phrase “first payroll date (generally the 15th of the month)” is replaced with the phrase “first payroll date” each place it appears in the document.

II.

Section 4.3.2 is amended by adding a paragraph to the end of subsection (b) to read as follows (with this change to be applicable to participants who are currently receiving payments and participants who become entitled to payments in the future):

Notwithstanding the above, if a Participant is receiving or is scheduled to receive annuity payments of a Preserved Legacy Travelers Supplemental Benefit and the Actuarial Equivalent value of the remaining annuity payments is five-thousand dollars ($5,000) or less (or, if smaller, the limit then in effect under Code § 402(g)), the Company may, in its sole discretion, provide for the cash-out of the remaining annuity payments in the form of a lump-sum payment to the Participant. The amount of such lump-sum payment will equal the Actuarial Equivalent value of the remaining annuity payments, and will be paid only if the payment would result in a distribution of the Participant’s entire benefit under this Plan (and the Participant is not entitled to any further benefit under any other plan that is required to be aggregated with this Plan under Treas. Reg. § 1.409A-1(c)(2)).  This cash-out provision will apply to Participants who terminate employment both before and after the addition of this cash-out provision effective January 1, 2012.